Exhibit (g)(43)

NORTHERN FUNDS

ADDENDUM NO. 14 TO THE FOREIGN CUSTODY AGREEMENT

This Addendum No. 14, dated as of the 18th day of February, 2011, is entered into between NORTHERN FUNDS (the “Trust”), a Delaware statutory trust, and THE NORTHERN TRUST COMPANY (“Northern”), an Illinois state bank.

WHEREAS, the Trust and Northern have entered into a Foreign Custody Agreement dated April 1, 1994, as amended by Addendum No. 1 dated April 1, 1998, by Addendum No. 2 dated February 8, 2000, by Addendum No. 3 dated July 31, 2000, by Addendum No. 4, dated October 30, 2001, by Addendum No. 5 dated July 29, 2003, by Addendum No. 6 dated February 14, 2005, by Addendum No. 7 dated February 17, 2006, by Addendum No. 8 dated May 5, 2006, by Addendum No. 9 dated May 5, 2006, by Addendum No. 10 dated November 2, 2007, by Addendum No. 11 dated August 8, 2008, by Addendum No. 12 dated November 7, 2008 and by Addendum No. 13 dated August 28, 2009 (the “Foreign Custody Agreement”), pursuant to which the Trust has appointed Northern to act as custodian to the Trust for its International Equity Fund (formerly known as International Growth Equity Fund), Global Fixed Income Fund, International Equity Index Fund, Emerging Markets Equity Index Fund (formerly known as Emerging Markets Equity Fund), Multi-Manager International Equity Fund, Global Real Estate Index Fund, Global Sustainability Index Fund, Developed International Small Cap Index Fund, Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Real Estate Fund and Multi-Manager High Yield Opportunity Fund (each a “Fund,” collectively, the “Funds”); and

WHEREAS, the Trust and Northern wish to amend the Foreign Custody Agreement to extend its termination date to June 30, 2012, for each of the Funds.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Duration and Termination. Section 13 of the Foreign Custody Agreement is hereby amended and restated in its entirety as follows:

Duration and Termination. This Agreement shall continue, unless sooner terminated as provide herein, until June 30, 2012, and for each Fund thereafter shall continue automatically for periods of one year so long as such latter continuance is approved at least annually (a) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons (as defined by the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Trustees of the Trust or by a majority of the outstanding Shares (as defined with respect to voting securities in the 1940 Act) representing the interests in such Fund; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding Shares (as so defined) of the Trust on 60 days’ written notice to Northern, or by Northern at any time, without the payment of any penalty, on 60 days’ written notice to the Trust.

2.	Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Foreign Custody Agreement.

3.	Miscellaneous. Except to the extent supplemented hereby, the Foreign Custody Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

All signatures need not appear on the same copy of this Addendum.

NORTHERN FUNDS

By:	/s/ Lloyd Wennlund
Name:	Lloyd Wennlund
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President